UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2007

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 16, 2007, Verizon Communications Inc. (NYSE:VZ) and FairPoint Communications, Inc. (NYSE: FRP) announced definitive agreements that will result in Verizon establishing a separate entity for its local exchange and related business assets in Maine, New Hampshire and Vermont, spinning off that new entity to Verizon’s stockholders, and immediately merging it with and into FairPoint. The transaction includes Verizon’s switched and special access lines in the three states, as well as its Internet service, enterprise voice CPE (customer premises equipment) accounts, and long-distance voice and private line customer accounts (for customer private lines with beginning and ending points within the three states) that Verizon served in the region before the 2006 merger with MCI, Inc. Verizon’s Maine, New Hampshire and Vermont properties serve approximately 1.5 million access lines, approximately 180,000 DSL customers and approximately 600,000 long-distance customers (as of Sept. 30, 2006). The transaction does not include the services, offerings or assets of Verizon Wireless, Verizon Business (former MCI), Federal Network Systems LLC, Verizon Network Integration Corp., Verizon Global Networks Inc., Verizon Federal Inc. or any other Verizon businesses in these states.

Verizon’s local exchange and related business assets in Maine, New Hampshire and Vermont will be transferred to entities owned by a newly organized, wholly owned subsidiary of Verizon. This new subsidiary will incur $1.7 billion of newly issued debt and will then be spun off to Verizon’s stockholders and immediately merged with and into FairPoint. When the merger is completed, the companies conducting the Maine, New Hampshire and Vermont telephone and related business operations will be subsidiaries of FairPoint.

Upon the closing of the transaction, Verizon stockholders will own approximately 60 percent of the new company and FairPoint stockholders will own approximately 40 percent. Verizon Communications will not own any shares in FairPoint after the merger. In connection with the merger, Verizon stockholders will receive one share of FairPoint stock for approximately every 55 shares of Verizon stock held as of the record date. Both the spin-off and merger are expected to qualify as tax-free transactions, except to the extent that cash is paid to Verizon stockholders in lieu of fractional shares.

The total value to be received by Verizon and its stockholders in exchange for these operations will be approximately $2.715 billion. Verizon stockholders will receive approximately $1.015 billion of FairPoint common stock in the merger, based upon FairPoint’s recent stock price and the terms of the merger agreement. Verizon will receive $1.7 billion in value through a combination of cash distributions to Verizon and debt securities issued to Verizon prior to the spin-off. Verizon may exchange these newly issued debt securities for certain debt that was previously issued by Verizon, which would have the effect of reducing Verizon’s then-outstanding debt on its balance sheet.

The transaction is targeted to be completed within the next 12 months. It requires approval from FairPoint stockholders, certain state and federal regulatory approvals, and satisfaction of other customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: January 16, 2007	/s/ Marianne Drost
Marianne Drost
Senior Vice President, Deputy General Counsel and Corporate Secretary